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                                   FORM 8-A/A


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


               FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                    PURSUANT TO SECTION 12(b) OR (g) OF THE
                        SECURITIES EXCHANGE ACT OF 1934


                            GROUP 1 AUTOMOTIVE, INC.
             (Exact name of registrant as specified in its charter)


               DELAWARE                                 76-0506313
        (State of incorporation             (I.R.S. Employer Identification No.)
            or organization)


      950 ECHO LANE, SUITE 350
           HOUSTON, TEXAS                                  77024
(Address of principal executive offices)                 (Zip Code)


       Securities to be registered pursuant to Section 12(b) of the Act:

           Title of each class           Name of each exchange on which
           to be so registered           each class is to be registered

        Common Stock, $.01 par value         New York Stock Exchange
       Preferred Share Purchase Rights       New York Stock Exchange

       Securities to be registered pursuant to Section 12(g) of the Act:

                                       NONE
                                (Title of Class)

         If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box. [X]

         If this Form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box. [ ]

Securities Act registration statement file number to which this form relates:
333-29893.

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                 INFORMATION REQUIRED IN REGISTRATION STATEMENT

ITEM 1.   DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.

         The class of securities to be registered hereby is the Common Stock, par value $.01 per share (the "Common Stock") of Group 1 Automotive, Inc., a Delaware corporation (the "Company") and Rights to Purchase Junior Participating Preferred Stock, par value $.01 per share (the "Rights")

         The Company incorporates by reference herein the information set forth under the caption "Description of Capital Stock" in the preliminary prospectus contained in the Registration Statement on Form S-1 (Registration
No. 333-29893, initially filed with the Securities and Exchange Commission (the "Commission") on June 24, 1997, as such information may be amended in the final prospectus included or deemed to be included in such Registration Statement in the form declared effective by the Commission (the "Registration Statement").

ITEM 2.   EXHIBITS.

         Unless otherwise indicated, the following exhibits have been filed with the New York Stock Exchange only:

         1.      Restated Certificate of Incorporation of the Company

         2.      Bylaws of the Company

         3.      Form of Common Stock Certificate

         4. Copy of the information set forth under the caption "Description of Capital Stock" in the Prospectus that is included in the Company's Registration Statement on Form S-1, as amended (Registration No. 333-29893).

         5. Rights Agreement, dated as of October 3, 1997, between the Company, ChaseMellon Shareholder Services, L.L.C., as Rights Agent, specifying their terms of the Rights, which includes the form of Certificate of Designation of Junior Participating Preferred Stock as Exhibit A, the form of Right Certificate as Exhibit B and the form of the Summary of Rights to Purchase Preferred Shares. as Exhibit C.

         6. Form of Certificate of Designation of Junior Participating Preferred Stock (included as Exhibit A to the Rights Agreement filed as Exhibit 5 hereto) setting forth the terms of the Junior Participating Preferred Stock, par value $.01 per share.

         7. Form or Right Certificate (included as Exhibit B to the Rights Agreement filed as Exhibit 5 hereto). Pursuant to the Rights Agreement, printed Right Certificates will not be delivered until as soon as practicable after the Distribution Date.

         8. Form of Summary of Rights to Purchase Preferred Shares (included as Exhibit C to the Rights Agreement filed as Exhibit 5 hereto) which, together with certificates representing the outstanding Common Stock of the Company, shall represent the Rights prior to the Distribution Date.



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                                   SIGNATURE

         Pursuant to the requirements of Section 12 of the Securities and Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

                                        GROUP 1 AUTOMOTIVE, INC.



                                        By /s/ B.B. HOLLINGSWORTH, JR.
                                           -----------------------------------
                                        Name:   B.B. Hollingsworth, Jr.
                                        Title:  Chairman, President and Chief
                                                Executive Officer


Date:  October 16, 1997





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